SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 25, 1996



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




          Maine                   1-5139                01-0042740
(State of Incorporation)       (Commission              (IRS Employer
                                File Number)            Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (207) 623-3521



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Item 1 through Item 4.  Not applicable.



Item 5.  Other Events.

Maine Yankee Independent Safety Assessment. As previously reported, Maine Yankee Atomic Power Company ("Maine Yankee"), in which the Company holds a 38-percent equity interest, took its nuclear generating plant at Wiscasset, Maine (the "Plant") off-line on July 20, 1996, to add pressure-relief capacity to the Plant's primary component cooling system, and returned the Plant to a 90-percent operating level on September 2, 1996. The Plant has been limited to the 90-percent operating level pending the conclusion of the investigation into several matters by the Nuclear Regulatory Commission ("NRC") and, in addition, a comprehensive Independent Safety Assessment ("ISA") conducted by the NRC in the summer of 1996.

     On October 7, 1996, the NRC released the report of the team of NRC personnel and contractors who conducted the ISA. As previously reported, the NRC stated that the overall goals of the ISA were to "(a) provide an independent assessment of conformance to the design and licensing basis; (b) provide an independent assessment of operational safety performance; (c) evaluate the effectiveness of licensee self-assessments, corrective actions and improvement plans; and (d) determine root cause(s) of safety significant findings and conclusions."

     In evaluating the Plant's conformance to the licensing basis, the report concluded that Maine Yankee was in general conformance with its licensing basis although significant items of non-conformance were identified.

     With respect to conformance to Maine Yankee's design basis, the ISA report found that the quality and availability of design-basis information were good overall. The report concluded that despite uncorrected and previously undiscovered design problems specified in the report, the design basis and compensatory measures adequately supported operation of the Plant at a power level of 2440 megawatts thermal, which is approximately equal to the 90 percent operating level to which the Plant has been limited. The ISA team further stated in its report that because of issues relating to the containment spray pumps and the component cooling water system, it could not conclude that the design basis supported operation of the Plant at 2700 megawatts thermal, which is equivalent to 100 percent of its maximum electrical capability.

     Addressing operational safety, the ISA report stated that overall, performance in the area of operations was very good. The report identified specific operational strengths in operator performance during routine and transient operating conditions, shift turnovers, use of risk information, and the involvement of managers in day-to-day operations. Weaknesses noted involved the need for operators to work around certain problems with Plant equipment during shutdown and startup, manual actions under certain transient operating conditions required by compensatory measures intended to address design weaknesses, log-keeping, and reviews of events following a trip in one of the Plant's instruments or systems. The report also concluded that Plant maintenance was good overall, but that testing was weak. Particular maintenance strengths were described. The report stated that although the condition of Plant material was considered good overall, a decline in material condition following the 1995 outage for resleeving of the steam-generator tubes and other significant material condition deficiencies were noted by the ISA team. With respect to testing, the report stated that the team identified inadequacies in the scope and rigor of testing and in the evaluation of test results. The ISA report also addressed the quality of engineering work, concluding that it was mixed but good overall. The report also indicated specific strengths and weaknesses in this area.

     After evaluating Maine Yankee's self-assessments, corrective actions and improvement plans as part of the ISA, the ISA team identified weaknesses in the areas of problem identification and resolution. The report noted that while Maine Yankee self-assessments were generally good, they occasionally failed to identify weaknesses or incorrectly characterized the significance of the findings. Further, the report stated that some corrective actions were not timely and others were ineffective, leading to repetitive problems. The report recognized the general effectiveness of planning, but stated that some weaknesses in implementing improvement plans existed due to resource limitations.

     The ISA team report concluded that overall performance at Maine Yankee was adequate for operation of the Plant and that the deficiencies noted in the report stemmed from two closely related root causes. The report indicated that these root causes were (1) economic pressure to be a low-cost energy provider has limited available resources to address corrective actions and some improvements and (2) a lack of a questioning culture, which had resulted in a failure to identify or promptly correct significant problems in areas perceived by Maine Yankee to be of low safety significance.

     The ISA report identified certain deficiencies described in the report and stated that they will be addressed as part of a separate NRC follow-up to clarify NRC expectations for the nuclear power industry.

     A letter to Maine Yankee from Shirley Ann Jackson, the Chair of the NRC, accompanying the ISA report noted that overall performance at Maine Yankee was considered adequate for operation but that a number of significant weaknesses and deficiencies identified in the report will result in violations. The letter directs Maine Yankee to provide to the NRC its plans for addressing the root causes of the deficiencies identified by the ISA and states that the NRC's Region I and Office of Nuclear Reactor Regulation will be responsible for overseeing corrective actions relating to issues identified in the ISA and for taking any appropriate enforcement actions against Maine Yankee.

     The NRC held a public meeting on October 10, 1996 at a location in Wiscasset, Maine, at which it discussed the conclusions in the ISA and responded to questions.

     The Company cannot predict when the Plant will be allowed to return to maximum capacity. Maine Yankee has informed the Company that while it cannot predict when, or if, the Plant will be allowed to return to maximum capacity, the Plant's operating level may be limited to 90 percent of capacity until completion of the Plant's next planned refueling outage, which is now scheduled for September 1997. The Company's current estimate of the costs of replacement power during the Plant's operation at 90 percent of capacity is that they will range from $300,000 to $400,000 per month. These additional costs are not recoverable under a fuel-adjustment clause and will be charged against operations in 1996.

Withdrawal of Interim Tariff request. As previously reported, on April 17, 1996, in part in reaction to developments in its service territory, including the immediacy of the threat of uneconomic bypass through the installation of new self-generation, the Company requested that the Maine Public Utilities Commission ("MPUC") approve a proposed "Interim Competitive Transition Charge Tariff" ("Interim Tariff"). The Interim Tariff was intended to prevent the shifting of strandable costs from one group of customers to another and to hold departing customers responsible for their allocable share of such costs by payment of the "uneconomic" portion of the cost of such self-generation by the departing customers. The MPUC denied the Company's request for expeditious treatment of the request. In June 1996, after the Company had entered into a service contract covering all facilities in the Company's service territory of a large customer that had threatened to install self-generation at approximately thirty locations, the MPUC established a schedule calling for the MPUC's decision by mid-November 1996.

     The Company joined other parties in a September 25, 1996 motion for voluntary withdrawal of the Interim Tariff, citing removal of the immediacy of a significant risk of bypass and indications by the MPUC, in its July 19, 1996 draft plan for electric industry restructuring, that cost shifting and uneconomic new generation were concerns that need to be addressed and also noting that a more detailed report on restructuring by the MPUC is expected by year end 1996. The Company will file additional comments in the pending MPUC proceeding on Electric Utility Industry Restructuring further supporting the need for non-bypassable transition charges, including charges to customers exiting the system as a result of the installation of self-generation, and policies that would discourage new uneconomic self-generation.

     The withdrawal of the Interim Tariff does not resolve the issue of transition charges for bypass through such means as self-generation nor does it prevent the Company from proposing appropriate remedies if it deems it necessary prior to finalization of restructuring and stranded cost issues by the MPUC or the Maine Legislature.

     The MPUC granted the Motion for Withdrawal on September 30, 1996.

     Rating agency action. On September 25, 1996, Duff & Phelps Credit Rating Co. ("DCR") placed the ratings of the Company's debt and preferred stock on "Rating Watch--Down". DCR stated that its action was due to uncertainty surrounding the Nuclear Regulatory Commission's previously reported investigations into three nuclear generating facilities (Maine Yankee, Connecticut Yankee Atomic Power Company and Millstone Unit No. 3) in which the Company has ownership interests. DCR currently rates the Company's General and Refunding Mortgage Bonds "BBB-", its unsecured notes "BB+", its preferred stock "BB", and its commercial paper "D-3". The rating agency recognized "positive strides" taken by the Company over the past few years in dealing with several challenges, but found that the Company's "troubled nuclear facilities situation casts a shadow on the [C]ompany's prospects for financial strengthening."

Connecticut Yankee Atomic Power Company Outage. As previously reported, the nuclear generating plant owned by Connecticut Yankee Atomic Power Company ("Connecticut Yankee"), a corporation in which the Company holds a 6 percent equity interest, has been out of service. The plant was taken off line on July 22 in connection with certain safety-related issues and refueling. While the Connecticut Yankee plant has been out of service, Connecticut Yankee conducted an economic analysis of plant operations over the next ten years. A press release issued by Connecticut Yankee on October 9 reported that Connecticut Yankee's owners stated that "an economic analysis of operations, expenses, and the cost of replacement power indicates that a permanent shutdown of the plant seems likely." The release also reported, "As a result of the analysis, work at the plant has been slowed pending a final decision by the board of directors of Connecticut Yankee Atomic Power Company." The Company estimates that it will incur approximately $300,000 to $400,000 in replacement power costs for each month in 1996 that the Connecticut Yankee plant remains out of service. The Company will charge these costs against operations in 1996. The Company cannot predict what action will be taken by the Board of Directors of Connecticut Yankee or the costs that will ultimately be incurred by the Company relating to any decision to cease operation of the Connecticut Yankee plant permanently.


Item 6 through 8.  Not applicable.



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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CENTRAL MAINE POWER COMPANY



                                        By: __________________________________
                                            D. E. Marsh
                                            Vice President, Corporate Services,
                                            Treasurer, and Chief Financial
                                             Officer

Dated:  October  16, 1996